Exhibit 10.6

SERIES C SHARE PURCHASE AGREEMENT

June 28, 2018

SERIES C SHARE PURCHASE AGREEMENT

THIS SERIES C SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of June 28, 2018 by and among:

1.	I-MAB, an exempted company duly with limited liability incorporated and validly existing under the laws of the Cayman Islands (the “Company”);

2.	I-MAB BIOPHARMA HONGKONG LIMITED, a limited liability company duly incorporated and validly existing under the laws of Hong Kong (the “HK Subsidiary”);

3.	I-MAB BIO-TECH (TIANJIN) CO., LTD. (天境生物技术（天津）有限公司), a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC (the “PRC Subsidiary”);

4.	The persons listed in Schedule I hereto (each individually, a “Founder” and collectively, the “Founders”);

5.	MABCORE LIMITED, a limited liability company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Founders Holdco”); and

6.	The persons listed in Schedule II hereto (each individually, an “Investor” and collectively, the “Investors”).

RECITALS

A.    WHEREAS, the Group Companies (as defined below) are engaged in the business of research, development of pharmaceutical products; the commercialization, production and sale of pharmaceutical products; the transfer of technology, technical services and technical consulting reasonably proposed to be conducted by the Group Companies after the Group Companies obtain the relevant licenses with respect to such production or sale (the “Principal Business”); and

B.    WHEREAS, the Company desires to sell and issue to the Investors and each Investor desires to purchase from the Company certain Series C Preferred Shares (as defined below) pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1

SALE AND ISSUANCE OF SHARES

1.1.    Sale and Issuance of the Series C Preferred Shares. Subject to the terms and conditions of this Agreement, on or prior to the Closing (as hereinafter defined), the Company shall have authorized the issue pursuant to this Agreement of up to an aggregate of 31,718,409 series C preferred shares of the Company with a US$0.0001 par value for each share (the “Series C Preferred Shares”), among which 31,046,360 Series C Preferred Shares will be issued and sold to the Investors at the Closing pursuant to Section 1.2 below and 672,049 Series C Preferred Shares will be conditionally issued and sold to the Investors pending the Series C Additional Issuance of Full Warrant Exercise in accordance with Section 1.3 below.

1.2.    Payment of Purchase Price. Subject to the terms and conditions hereof and in consideration of the Purchase Price set forth below, the Company hereby agrees to sell and issue to the Investors at the Closing, and each Investor hereby agrees to purchase from the Company at the Closing, the aggregate number of Series C Preferred Shares set forth in the column captioned “Total No. of Series C Preferred Shares Subscribed” opposite the respective Investor’s name on Schedule II Part A, at a price of US$6.4420 per share, amounting to an aggregate purchase price of US$200,000,000 (the “Purchase Price”).

1.3.    Price Adjustment. In the event of the exercise of the Tranche II of Series B Warrant in full by the Warrant Holders, the Company shall adjust the issue price of Series C Preferred Shares (namely US$6.4420 per share) to US $6.3055 per share and issue an additional 672,049 Series C Preferred Shares to the Investors on a pro rata basis in proportion to the Purchase Price paid by each Investor at par value as a compensation (the “Series C Additional Issuance for Full Warrant Exercise”). The Series C Additional Issuance for Full Warrant Exercise shall be conducted as soon as possible after the full exercise of the Tranche II of Series B Warrant and in any event no later than ten (10) Business Days after the aforesaid exercise. Upon the closing of the Series C Additional Issuance for Full Warrant Exercise, the aggregate number of Series C Preferred Shares issued to the Investors shall be 31,718,409, with the updated shareholdings of each Investor as reflected in the column captioned “Total No. of Series C Preferred Shares Subscribed” on Schedule II Part B.

1.4.    In the event that the Warrant Holders partially exercise the Tranche II of Series B Warrant, the Company shall adjust the issue price of Series C Preferred Shares by means of additional issuance of certain number Series C Preferred Shares to the Investors on a pro rata basis in proportion to the Purchase Price paid by each Investor at par value as a compensation (“Series C Additional Issuance for Partial Warrant Exercise”, together with Series C Additional Issuance for Full Warrant Exercise, “Series C Additional Issuance”) to such extent that after such issuance, the total number of the Series C Preferred Shares issued to the Investors for the total Purchase Price (i.e., US$200,000,000) shall be adjusted to a number determined as set forth below:

Total Series C Preferred Shares After Adjustment	=	Purchase Price * OBS
Base Valuation for Series C Financing + X

WHERE:

Purchase Price = the aggregate purchase price for Series C Preferred Shares, namely US$200,000,000,

OBS = total number of Shares of the Company immediately prior to the issuance of Series C Preferred Shares (on an fully diluted, as exercised and as converted to Ordinary Shares basis), which, for purposes of the calculation under this Section 1.4, shall consist of (i) all issued and outstanding 8,363,719 Ordinary Shares, (ii) all issued and outstanding 30,227,056 Series A Group Shares, (iii) all issued and outstanding 23,288,783 Series B Preferred Shares; (iv) all authorized 3,714,580 Series B-1 Preferred Shares issued and/or issuable for conversion of Convertible Notes; (iv) all authorized 3,301,849 Series B-2 Preferred Shares issued and/or issuable for full exercise of Tranche I of Series B Warrant; (v) total number of Series B-2 Preferred Shares issued and/or issuable upon partial exercise of Tranche II of Series B Warrant, amounting to X/Series B-2 Issue Price (as defined in the memorandum and articles of association of the Company) per share, and (vi) all shares unissued but reserved under the Company’s existing ESOP prior to the adoption of New ESOP Plan, amounting to 13,376,865 Ordinary Shares.

Base Valuation for Series C Financing = US$520,000,000, and

X = the total consideration received for partial exercise of Tranche II of Series B Warrant.

SECTION 2

CLOSING

2.1.    The closing of the subscription and issuance of the Series C Preferred Shares hereunder shall take place remotely via the exchange of documents and signatures.

2.2.    Subject to the satisfaction or due waiver of all of the closing conditions in connection with the Closing as set forth in Section 6 and Section 7, within ten (10) Business Days following the satisfaction of the conditions or waiver of the same by the Investor, the Company shall deliver to each Investor a share certificate representing the amount of Series C Preferred Shares of the Company as purchased by such Investor pursuant to this Agreement (the “Closing”; the date of the Closing, the “Closing Date”). The bank account information shall be provided to the Investors no later than five (5) Business Days prior to the Closing Date. Each Investor shall pay its portion of the Purchase Price as set forth opposite its name on Schedule II at the Closing by wire transfer of immediately available funds to an account designated by the Company on the Closing Date.

2.3.    For the avoidance of doubt, Closing may be consummated by the Company with one or more Investors, and the Closings with different Investors are not conditional upon each other.

2.4.    Schedule III Part A hereof sets forth a complete list of all outstanding shareholders of the Company immediately prior to and after the Closing, indicating the type and number of shares held by each such shareholder.

2.5.    Schedule III Part B hereof sets forth a complete list of all outstanding shareholders of the Company immediately prior to the Closing after the Price Adjustment, indicating the class and number of shares held by each such shareholder.

2.6.    Deliveries At the Closing, the Company shall, and the Founders shall cause the Company to, deliver to the Investor, in addition to any item the delivery of which is made an express closing condition pursuant to Section 6 hereof, (i) a duly executed share certificate representing the Series C Preferred Shares of the Company being purchased by each Investor at the Closing, (ii) a copy of the updated register of members of the Company reflecting the Investor as the holder of such Series C Preferred Shares, certified by the Company’s registered office provider as true and complete as of the Closing Date, and (iii) a copy of the register of directors of the Company reflecting the new director appointed by the Investor to the Company in accordance with the Shareholders Agreement, certified by the Company’s registered office provider as true and complete as of the Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each Investor hereby, severally but not jointly, represents and warrants to the Group Companies, the Founders Holdco, and the Founders as of the date hereof and as of the Closing as follows:

3.1.    Authorization. Such Investor has all requisite power, authority and capacity to enter into the Transaction Documents (as defined below) to which it is a party, and to carry out and perform its obligations thereunder. This Agreement has been duly authorized, executed and delivered by the Investor. The Transaction Documents, when executed and delivered by the Investor, constitutes valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2.    Purchase for Own Account. Such Investor represents and warrants that it is acquiring the Series C Preferred Shares and solely for investment for the Investor’s and/or its Affiliates own account not as a nominee or agent, and not with a view to the instant resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same except for resale or distribution of any part thereof to the Investor’s Affiliates.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Company, the Founders Holdco and the Founders (collectively, the “Warrantors”, and each a “Warrantor”) jointly and severally represents and warrants to each Investor that the statements contained in this Section 4 are true, complete and correct with respect to each Group Company on and as of the date hereof and the Closing. In this Agreement, any reference to a party’s “Knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party reasonably believed to have knowledge of the matter in question, and in this Section 4, any reference to “Material Adverse Effect” means the material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company. Disclosures contained in the Disclosure Schedule attached hereto as Schedule V, with specific reference to the paragraphs of this Agreement to which such disclosures are related to, shall be deemed to be exceptions to the warranties only if such disclosures are fully, specifically and accurately stated therein. For the purpose of this Agreement, “Group Companies” shall mean the Company, the HK Subsidiary, the PRC Subsidiary and any subsidiaries (Controlled either by equity or contract or otherwise) of the foregoing collectively, and each individually, a “Group Company”.

4.1.    Organization, Good Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, or by virtue of, the laws of the jurisdiction of its incorporation or establishment, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2.    Capitalization. Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a)    Ordinary Shares. A total of 402,796,550 authorized Ordinary Shares (as defined in the Restated Articles);

(b)    Preferred Shares. A total of 97,203,450 authorized Preferred Shares (as defined in the Restated Articles), the breakdown of which is set out in Schedule III (including the authorized but unissued 31,718,409 Series C Preferred Shares).

(c)    Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights provided in the Third Amended and Restated Shareholders Agreement by and among the Company, the Founders, the Founders Holdco, BSK, Blue Sky, IBC Investment Seven Limited (“IBC”), GENEXINE, INC. (“GENEXINE”), and other parties thereto (as amended), as set forth in Exhibit B hereof (the “Shareholders Agreement”); (iii) the stock options that have been granted to the employees and the management team, as set forth in Schedule III hereof; (iv) the exercise by Warrant Holder of Tranche II of Series B Warrant in the event that the Company fails to submit a Qualified Public Offering application at an internationally recognized securities exchange by March 31, 2019; (v) an additional issuance of Series C Preferred Shares upon the Price Adjustment in case of the full or partial exercise of the Tranche II of Series B Warrant; and (vi) the conversion option attaching to a convertible note granted to GENEXINE pursuant to the GENEXINE Loan Agreement, there are no options, warrants, conversion privileges, share plan, share purchase or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any equity interest or registered share capital of any Group Company. No shares of any Group Company’s issued and outstanding share capital, registered share capital, or shares issuable upon exercise or exchange of any issued and outstanding options or other shares issuable by any Group Company, are subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of such Group Company or any other person). All the options and warrants as stated above have been duly issued without any potential dispute. All presently outstanding equity securities of each Group Company were duly and validly issued in compliance with all applicable Laws, preemptive rights of any person, and applicable contracts (if any), fully paid and non-assessable.

4.3.    Subsidiaries. Except for, as of Closing, the HK Company, the PRC Subsidiary, I-Mab Biopharma (天境生物科技（上海）有限公司), Shanghai Tianyunjian Bio-Tech Co., Ltd. (上海天韵健生物技术有限公司), Chengdu Tasgen Bio-Tech Co., Ltd. (成都天视珍生物技术有限公司), I-Mab Biopharma Australia Pty Ltd and l-MAB Biopharma US Limited, the Company does not have any subsidiary or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity and does not maintain any offices or branches. None of the Founders or the Founders Holdco presently owns or controls, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or any other entity other than a Group Company except those that have been disclosed to the Investors in writing.

4.4.    Authorization. All corporate actions on the part of each Group Company, its officers, directors and shareholders/stockholders necessary for the authorization, execution and delivery of this Agreement and the Shareholders Agreement, as well as any other agreements to which it is a party and the execution of which is contemplated hereunder and thereunder (the “Ancillary Agreements”, together with this Agreement, collectively, the “Transaction Documents”), and the performance of all obligations of such Group Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series C Preferred Shares have been taken or will be taken prior to the Closing. Each Transaction Document, when executed and delivered, constitutes the valid and legally binding obligation of each of the Group Companies, the Founders Holdco and the Founders, enforceable against such Group Company, the Founders Holdco and the Founders to the extent it is a party thereto, in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.5.    Valid Issuance of Series C Preferred Shares.

(a)    The Series C Preferred Shares, when issued, sold and allotted in accordance with the terms of this Agreement, and registered on the register of members of the Company will be duly and validly issued, fully paid and non-assessable. The Ordinary Shares issuable upon conversion of the Series C Preferred Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Fourth Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”, the form of which is attached hereto as Exhibit A), will be duly and validly issued, fully paid and non-assessable.

(b)    Immediately prior to the Closing, the then outstanding share capital of the Company will have been duly and validly issued, fully paid and non-assessable, and such share capital, and all outstanding shares, options and other securities of the Company will have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act of 1933 of the United States, as amended from time to time (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations.

4.6.    Compliance with Laws; Consents and Permits. None of the Group Companies has conducted any activity in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each of the Group Companies, the Founders Holdco and the Founders in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and be effective as of the Closing. Each Group Company has all material approvals, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on its business or properties.

4.7.    Compliance with Other Instruments and Agreements. No Group Company is in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents which may include, as applicable, memorandum and articles of association, by-laws, joint venture contracts, feasibility studies and the like (the “Constitutional Documents”), and, none of the Group Companies is in any material respect in breach of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it may be bound (“Other Instruments”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon such Group Company. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated thereunder will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents or any Other Instruments, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

4.8.    Liabilities. Except as disclosed in the Disclosure Schedule, the Group Companies do not have any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable.

4.9.    Status of Proprietary Assets. For purposes of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of the Group Companies, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority. Except as disclosed in the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and without any conflict with or infringement of the rights of others. The Group Companies have completed the relevant procedures concerning the technology import for the licensed technologies (if required). Neither the execution nor delivery of the Transaction Documents, the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which such Group Company or any of such employees is now obligated. Except as disclosed in the Disclosure Schedule, no Group Company is bound by, or a party to, any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity. To the best knowledge of the Warrantors, no Group Company has received any written communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity. To the best knowledge of the Warrantors after due inquiries with current or former officers, employees or consultants of any Group Company, none of such current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any agreement (including licenses, covenants or commitments of any nature) or other arrangement or undertaking of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the Principal Business or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. It will not be necessary to utilize any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. There shall have been no dispute. No disputes on the confidentiality, non-competition or Proprietary Assets between the Founder and his prior employers has occurred or is occurring.

4.10.     Litigation. To the Warrantors’ best knowledge, there is no action, suit, proceeding or investigation pending or currently threatened against any Group Company, the Founders Holdco or the Founder that questions the validity of the Transaction Documents, the right of such Group Company, the Founders Holdco or the Founder to enter into the Transaction Documents, or to consummate the transactions contemplated thereunder, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Group Companies, financially or otherwise, nor is any Group Company, the Founders Holdco or the Founder aware that there is any basis for the foregoing. None of the Group Companies is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company currently pending or that any Group Company intends to initiate.

4.11.    Financial Statements. Except as disclosed in the Disclosure Schedule, the management accounts of the Group Companies ended as of December 31, 2017 (the management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and December 31，2017, the “Financial Statements Date”) are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been depleted, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

4.12.    Activities since the Financial Statements Date. Except as disclosed in the Disclosure Schedule, since the Financial Statements Date, with respect to each Group Company, there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)    any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)    any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted);

(d)    any waiver by the Group Company of a valuable right or of a material debt;

(e)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(f)    any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)    any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)    any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of the Group Company;

(i)    any resignation or termination of any key officer or employee of the Group Company;

(j)    any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(k)    any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of RMB10,000,000 in the aggregate;

(l)    any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m)    any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n)    any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o)    any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(p)    any agreement or commitment by the Group Company to do any of the things described in this Section 4.12.

4.13.    Disclosure. The Warrantors have fully provided the Investors with all the information, to the Warrantors’ knowledge, that the Investors have reasonably requested for deciding whether such Investors shall purchase the Series C Preferred Shares and all the information that the Warrantors believe is reasonably necessary to enable the Investor to make such decision. No representation or warranty by any Warrantor in this Agreement and no information or materials provided by the Warrantors to the Investors in connection with their due diligence investigation of the Warrantors or the negotiation and execution of the Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.14.    Tax Matters. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to taxes for any year.

4.15.    Interested Party Transactions. No Founder, Founders Holdco or officer or director of any Group Company or any “Affiliate” of the Founder or such Group Company has any agreement, understanding, proposed transaction with, or is indebted to, the Group Companies, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Founder or Founders Holdco has any direct or indirect ownership interest in any firm or corporation with which the Group Companies are affiliated or with which the Group Companies have a business relationship, or any firm or corporation that competes with the Group Companies, except that the Founders may own, directly or indirectly, no more than 5% of the shares in publicly traded companies that may compete with the Group Companies which have been disclosed to the Investors in Disclosure Schedule. No Founder, Founders Holdco or officer or director of any Group Company or any Affiliate of the Founder or such Group Company has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Group Companies any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

4.16.    Obligations of Management.

(a)    Each Founder is currently devoting one hundred percent (100%) of his/her working time to the conduct of the business of the Group Companies. None of the Founders and Key Employees is planning to work less than full time at the Group Companies in the future.

(b)    To the Warrantors’ best Knowledge, each Founder or any employee of any Group Company is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement (including any confidentiality, non-competition or non-solicitation agreement or the similar agreement in nature entered into with the former employer of such employee), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Group Companies’ business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ best Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which the Founder or employee is now obligated. None of the Founders or Key Employees or their Affiliate own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any of the Group Companies, other than holding no more than disclosed in the Disclosure Schedule.

4.17.    Employee Matters. Each Group Company has complied in all material aspects with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like. Each Founder, and each Key Employee of each Group Company has entered into an employment agreement, a confidentiality and invention assignment agreement, and a non-compete and non-solicitation agreement in form and substance reasonably satisfactory to the Investors with an applicable Group Company.

4.18.    Title to Properties and Assets. Each Group Company has good title to all respective properties and assets reflected on the Financial Statements, in each case such property and assets are subject to no lien. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any liens.

4.19.    No Other Business. The Company was formed solely to acquire and hold an equity interest in its subsidiaries and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of its business of acquiring and holding its equity interest in its subsidiaries.

4.20.    FCPA. Each Group Company and their respective directors, officers, employees, agents and other persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, or any other applicable anti-bribery or anti-corruption law in the jurisdiction other than the United States of America (collectively, the “Compliance Laws”). None of the Group Companies or their Representatives have promised, authorized or made any payment to, or otherwise contributed any item of value to, directly or indirectly, any non-U.S. Public Official, in each case, which are to the best Knowledge of the Company in violation of the Compliance Laws. For the purpose of this Section 4.20, “Public Official” means (a) any employee or official of any governmental authority, including any employee or official of any entity owned or controlled by a governmental authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee, (d) any employee or official of an international organization, or (e) any person who acts in an official capacity for or on behalf of any of the foregoing.

SECTION 5 COVENANTS

5.1.    Use of Proceeds. The proceeds received from the sale and issuance of the Series C Preferred Shares hereunder shall be used by the Company for the business expansion, capital expenditure and general working capital needs of the Group Companies as approved by the Board of Directors of the Company. Without the prior written consent of the Investor, no proceeds received by the Company shall be used in the payment of any debts—other than debts deriving from the operation of any Group Company, the Founders Holdco, the Founders, or any of their Affiliates, in each case in the ordinary course and for the purpose of the Principal Business of the Group Companies—or to repurchase, redeem or cancel any securities, or to make any payment to any shareholders, directors or officers of any Group Company or any of their Affiliates other than the payment to the employees of the Group Companies under their employment agreements in the ordinary course of business.

5.2.    Business of the Group Companies. The Group Companies shall, and the Founders shall cause the Group Companies to, restrict their business to the Principal Business. During the term of this Agreement, unless otherwise approved by two-thirds (2/3) of the issued and outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis) and at least three-fourths (3/4) of the issued and outstanding Series C Preferred Shares (voting together as a single class and calculated on as-converted basis), the Company shall endeavor to develop the Core Products, including, without limitation, (i) development of the applicable active drug substance(s), (ii) toxicology, pre-clinical and clinical drug development activities, (iii) clinical trials, (iv) assay/test method development, validation and stability testing, (v) formulation development, (vi) manufacture of pre-clinical, clinical and commercial supplies, and manufacturing process development, scale-up and validation, (vii) quality assurance/quality control, statistical analysis, and regulatory affairs (including without limitation the preparation, submission and maintenance of all INDs and NDAs for the Products), and (viii) to have any of the activities described in (i)-(vii) performed (“Development”). “Core Products” shall mean the products as listed in Exhibit D.

For the purposes of this Agreement, “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a regulatory authority in conformance with the requirements of such regulatory authority; “NDA” means a New Drug Application or Supplemental New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain regulatory approval in the U.S., or any corresponding applications or submissions filed with the relevant regulatory authorities to obtain regulatory approvals in the European Union, the People’s Republic of China, Japan or any other country or region. If at any time the Group Companies terminate Development of any Core Product, the Company shall immediately notify Investors in writing.

5.3.    Compliance. The Group Companies shall, and each Warrantor shall cause the Group Companies to, conduct their respective business in compliance in all material respects with all applicable laws, including but not limited to all applicable laws regulating the Principal Business issued or to be issued from time to time and all applicable employment and labor laws, duly and timely file (giving effect to any permitted extensions) all tax returns or reports required to be filed with taxing authorities and pay all taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefore), GCP, GLP and cGMP, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive. The Group Companies shall, and each Warrantor shall cause the Group Companies to obtain, make and maintain in effect, all consents from the relevant governmental authority or other entity required in respect of the due and proper establishment and operations of each Group Company, especially the carrying out of the Principal Business, in accordance with applicable laws.

For the purpose of this Agreement, (a) “GCP” means, as applicable, (i) the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements set forth in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314 and including any related regulatory requirements imposed by the FDA, and (ii) any comparable regulatory standards, practices and procedures in jurisdictions outside of the U.S., in each case as they may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected; (b) “GLP” means, as applicable, (i) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (ii) any comparable regulatory standards in jurisdictions outside the U.S., in each case as they may be updated from time to time; (c) “cGMP” means, as applicable, (i) the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211 and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and (ii) any comparable laws or regulations applicable to the manufacture (including testing) of pharmaceutical materials in jurisdictions outside the U.S., in each case as they may be updated from time to time.

5.4.    Suppliers. The Group Companies shall, as soon as practical after the Closing, formulate a comprehensive supplier management system so as to assure the Group Companies shall only deal with qualified and legally-licensed suppliers.

5.5.    Clinical Operations. The Group Companies shall, as soon as practical after the Closing, issue and implement policies and standard operating procedures for the management, collection, use, transfer and disposal of research data, clinical data and other data protection requirements. The Group Companies further agree that, as soon as practical after the Closing, they shall develop internal policies to ensure that for any Protected Health Information (“PHI”), as defined by HIPAA (or similar law outside the United States, as applicable), the Group Companies shall obtain or cause to be obtained (prior to accessing PHI or providing such PHI access) from each such subject an authorization in compliance with HIPAA (or similar law outside the United States, as applicable) sufficient for access, license and use of such information, or, to the extent applicable, waiver of authorization from an institutional review board or privacy board.

5.6.    Composition of the Board of each Group Company. The board of directors of each Group Company shall be so constituted such that it shall have the same number of directors as the Company, and the Investor and the Founders shall be entitled to appoint the same number of directors to the board of directors of each Group Company and any Affiliate thereof as they are entitled to appoint to each board of directors of the Company. All registration formalities of the directors of the Group Companies shall be completed and corresponding documents evidencing such registration shall be delivered to the Investors within four (4) months after the Closing.

5.7.    Employment Agreement, Confidentiality and Invention Assignment Agreement and Non-Compete and Non-Solicitation Agreement. The Warrantors shall cause each of the future key employees of each Group Company to enter into an employment agreement, a confidentiality and invention assignment agreement, and a non-compete and non-solicitation agreement in form and substance satisfactory to the Investors with any of the Group Companies. Exhibit C lists all “Key Employees” of the Company.

5.8.    Obligations of Management; Non-Competition. (a) Each Founder covenants that he/she will devote his/her full time and attention to the business of the Group Companies and will use his/her best efforts to develop the business and interests of the Group Companies. (b) Notwithstanding the other provisions, each Founder covenants that he/she shall bear the liability for the violation of any employment agreement, confidentiality and invention agreement and non-compete and non-solicitation agreement or other similar agreements in substance entered into with his/her former employer and any other person or entity at his/her own expense. Each Founder covenants that he/she shall indemnify the Group Companies for any losses arising from the breach of the aforesaid agreements in this Section 5.8(b). (c) Without the prior written consents of all Investors, each Founder and Key Employees is currently not, will not, and will cause his/her Affiliate not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any of the Group Companies, other than holding no more than 5% public trading shares of listed companies. Notwithstanding the foregoing (a), (b), and (c), where all the Investors issue written consents stating that the Founder may undertake a course of action contrary to (a), (b), or (c), such course of action shall be allowed.

5.9.    Anti-corruption. The Company covenants that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. Public Official, in each case, which are to the best Knowledge of the Company in violation of the Foreign Corrupt Practices Act of the United States of America (“FCPA”), as amended, or any other applicable anti-bribery or anti-corruption law in the jurisdiction other than the United States of America. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, which are to the best Knowledge of the Company, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems), which are, to the best Knowledge of the Company, necessary to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

5.10.    Tax Indemnity. The Company and Investors shall (i) bear the cost of respective stamp duty, transfer and/or capital gains taxes and other taxes and duties, if applicable, that are legally required to be paid as a result of the transactions contemplated by this Agreement, and (ii) shall comply with all tax reporting and payment obligations in connection with the sale of Series C Preferred Shares as required by all applicable Laws.

5.11.    ESOP. After the Closing, the Parties agree that the CEO will formulate a new management-level equity incentive plan (“New ESOP Plan”), whereby 14,005,745 Ordinary Shares shall be issued pursuant to the New ESOP Plan. The Board will approve such New ESOP Plan which will reflect such reserved ESOP pool after the Closing and supersede any existing ESOP plan as soon as practicable and in any event within ninety (90) days after the Closing. The Parties agree that, if the Company successfully submits a Qualified Public Offering application at an internationally recognized securities exchange by March 31, 2019, the Company shall, after the date of submission of the aforesaid application, reserve an additional 1,446,875 Ordinary Shares for issuance under its new ESOP Plan.

5.12.    Use of Investors’ Name or Logo. Without the prior written consent of the Investors, and whether or not such Investors are then the shareholders of the Company, none of the Group Companies, their shareholders (excluding the Investors), nor the Founder shall use, publish or reproduce the names of the Investors or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by the Investors (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement, the Shareholders Agreement, or any of the Ancillary Agreements).

5.13.    Intellectual Property Protection. The Group Companies shall establish and maintain appropriate intellectual property inspection systems to protect the intellectual property of the Group Companies. The Group Companies shall, and the Warrantor shall cause the Group Companies to, make best efforts to fully comply with the laws and regulations in respect of the protection of the intellectual property and refrain from interfering with the intellectual property rights of others.

5.14.    Completion Acceptance of Environmental Protection. Completion Acceptance of Environmental Protection (环境影响评价验收手续) of the real estate of the Company located at No. 88 Shangke Road, Zhangjiang Innopark, Pudong District, Shanghai shall be completed within six (6) months after the Closing.

5.15.    Agreements with the CRO and CMO Suppliers. Within three (3) months following the Closing, the Group Companies shall enter into certain supplementary agreements with contract research, contract manufacturing and other research and development suppliers, under which a definite ownership or mutually agreed co-ownership of intellectual property and inventions and other terms and conditions as necessary in the interest of the Group Companies shall be included.

5.16.    No Third Party Rights. Unless otherwise approved by two-thirds (2/3) of the issued and outstanding Preferred Shares (voting together as a single class and calculated on as-converted basis) and at least three-fourths (3/4) of the issued and outstanding Series C Preferred Shares (voting together as a single class and calculated on as-converted basis), (i) the Company shall retain all rights in and control all regulatory matters related to the Development of Core Products, including, without limitation, taking full responsibility for preparing and filing the relevant applications with the regulatory authorities for pre-clinical and clinical studies and for regulatory approval; and (ii) the Company shall retain all rights in and control all aspects of commercialization of Products and the manufacturing and supply of Core Products.

5.17.    Regulatory Affairs. Following the Closing, at the request of any Investor, Group Companies shall endeavor to make available to such requesting Investor the summary of such information relating to the submissions, responses and any other correspondence in connection with IND and NDA applications, including without limitation, any application the regulatory approval pertaining to the Core Products is rejected by any regulatory authority, or the regulatory approval of the Core Products is revoked or it is finally determined by the regulatory authority that any Core Product presents a threat to public health, safety or welfare.

5.18.    Additional Covenants of Warrantors. Except as contemplated by this Agreement, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed, nor shall any contract or commitment, in each case including without limitation, those relating to any type of equity or debt financing of the Group Company, be entered into, in each case, at any time after the date hereof and prior to the Closing without the prior written consent of the Investor. If at any time after the date hereof and before the Closing, any Warrantor comes to know of any material fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any Warrantor, and/or (ii) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or (iii) might affect the willingness of the Investors to purchase the Series C Preferred Shares, such Warrantor shall give immediate written notice thereof to the Investors in which event any Investor may terminate this Agreement by written notice without any penalty or future obligations whatsoever; provided, however, nothing herein shall relieve any party from liability for any breach of this Agreement.

SECTION 6

CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING

The obligation of each Investor to purchase the Series C Preferred Shares in relation to the transaction contemplated hereby is subject to the fulfillment, or waiver by the Investor, of the following conditions:

6.1.    Representations and Warranties True and Correct. The representations and warranties of the Warrantors contained in Section 4 hereof shall be true and correct and complete on and as of the date hereof and the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

6.2.    Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and shall have obtained all approvals (including but not limited to the Board resolution and Shareholder resolution, if applicable, to approve the Transaction Documents and the transaction thereunder, as well as authorize Shares for Series C Additional Issuance for Full Warrant Exercise), consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

6.3.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by the Group Companies shall be satisfactory in substance and form to the Investor, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.4.    Notes Conversion. Each of the Convertible Notes issued by the Company respectively to CBC I-Mab, Tasly, Qianhai FoF and C-Bridge II in the total consideration of US$20,000,000 has been fully converted into certain Series B-1 Preferred Shares in the terms and conditions thereof, whereby 3,714,580 Series B-1 Preferred Shares in aggregate have been issued to the aforesaid holders of the Convertible Notes.

6.5.    Warrant Exercise. The Warrant Holders have exercised Tranche I of the Series B Warrant in the total consideration of US$ 20,000,000 such that in aggregate 3,301,849 Series B-2 Preferred Shares of the Company have been newly issued to such Warrant Holders on a pro rata basis. Written confirmations, issued by the Warrant Holders, shall have been delivered to the Investors before the Closing, stating that: (i) only when the Company fails to submit a Qualified Public Offering application at an internationally recognized securities exchange by March 31, 2019, can the Warrant Holders exercise Tranche II of Series B Warrant on a pro rata basis; (ii) otherwise, the Warrant Holders shall unconditionally and irrevocably waive and cancel Tranche II of Series B Warrant; and (iii) the Tranche II of Series B Warrant may only be concurrently exercised by all the Warrant Holders in one lump. In no event there shall be an exercise by any Warrant Holder of Tranche II of Series B Warrant by installments.

6.6.    Approvals, Consents and Waivers. Each Group Company and the Investors shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Series C Preferred Shares at the Closing.

6.7.    Compliance Certificate. At the Closing, the Warrantors shall deliver to each Investor the compliance certificate, executed and delivered by each of the Warrantors and dated as of the Closing Date, certifying that the conditions specified in Section 6 have been fulfilled and stating that there shall have been no Material Adverse Effect to the business, affairs, prospects, operations, properties, assets or condition of each Group Company, if applicable, since the Financial Statement Date.

6.8.    Board of Directors. The board of directors of the Company shall have been constituted in accordance with the Restated Articles and the Shareholders Agreement, and a copy of register of directors of the Company certified by its registered agent as of the Closing Date shall have been provided to the Investors.

6.9.    Shareholders Agreement. The Company shall have delivered to each Investor a copy of the Shareholders Agreement in the form attached hereto as Exhibit C, duly executed by the Company and all other parties thereto (except for the Investors).

6.10.    Approval of Investment. The investment committee of the Investors (if any) shall have approved the purchase of the Series C Preferred Shares contemplated hereunder.

6.11.    Indemnification Agreements. The Company shall have executed indemnification agreement in favor of the director appointed by the Investor who shall be entitled to appoint a director to the Board pursuant to the Shareholders Agreement.

6.12.    Acceptance by Register Office of Restated Articles for Filing. The Company’s memorandum and articles of association shall have been amended and restated by all necessary action of the Board and shareholders to read as set forth in the Restated Articles attached hereto as Exhibit A, and such amendment shall have been duly submitted for filing with the Registrar of Companies of the Cayman Islands prior to or at Closing as evidenced by an email confirmation from the registered agent of the Company.

6.13.    Employment Agreement, Confidentiality and Invention Assignment Agreement and Non-Compete and Non-Solicitation Agreement. The Key Employees has entered into an employment agreement, a confidentiality and invention assignment agreement, and a non-compete and non-solicitation agreement in form and substance satisfactory to the Investors with any of the Group Companies.

6.14.    No Material Adverse Effect. There shall not have occurred prior to the Closing any event or transaction reasonably likely to have a Material Adverse Effect or above taken as a whole, or on the ability of the Warrantors to consummate the transactions contemplated in this Agreement.

SECTION 7

CONDITIONS TO COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company under this Agreement are subject to the fulfillment, or waiver by the Company, at or before the Closing of the following conditions:

7.1.    Representations and Warranties True and Correct. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct and complete on and as of the date hereof and the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

7.2.    Performance of Obligations. The Investors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

7.3.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed by the Investors shall have been obtained prior to the Closing.

7.4.    Transaction Documents. The Investors shall have delivered to the Company the original copies of the Transaction Documents to which it is a party, duly executed by the Investor.

SECTION 8

MISCELLANEOUS

8.1.    No-Shop. The Warrantors agree that, from the date hereof and until the Closing (the “Exclusivity Period”), unless with the prior written consent of the Investors or the Closing would be reasonably foreseen to be prevented from occurring due to reason of the Investor, none of the Warrantors shall, directly or indirectly, take any action to solicit, encourage others to solicit, encourage or accept any offers for the purchase or acquisition of any capital stock of any Group Company, or of all or any substantial part of the assets of any Group Company, any debt financing, or proposals for any merger or consolidation involving any Group Company, nor shall negotiate with or enter into any agreement or understanding with any other person with respect to any such transaction. Subject to the provisions herein, during the Exclusivity Period, the Company shall promptly advise the Investors in writing, and discuss with the Investors the impact on any Group Company, of any merger or acquisition by or involving such Group Company (including its Affiliates), any change of its existing shareholding structure, any transaction not in the ordinary course of business (including but not limited to financing arrangement) or any agreement or proposal regarding the same.

8.2.    Indemnification.

Each Warrantor hereby agrees to jointly and severally indemnify and hold harmless the Investor, and the Investor’s Affiliates, directors, officers, agents and assigns, from and against any and all indemnifiable losses suffered by the Investor, or the Investor’s Affiliates, directors, officers, agents and assigns, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in, or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Documents. The rights contained in this Section 8.2 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 8.2 shall survive any termination of this Agreement.

For the avoidance of doubt, each party hereto hereby agrees and covenants that (a) it will not challenge or raise a defense to any claim against such party or the exercise of any right or remedy against such party (whether under this Section 8.2 or any other provision of this Agreement or any other Transaction Document) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable laws, and (b) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by other parties hereto, to ensure that the agreement of the parties with respect to liability of such party under the Transaction Documents is given full force and effect.

Notwithstanding the foregoing and anything contained in the Disclosure Schedule or the Transaction Documents, each Warrantor shall, jointly and severally, indemnify the Investors, the Investors’ Affiliates, directors, officers, agents and assigns against any damages incurred or suffered as a result of or arising out of any Group Company’s default or breach of any contract concerning the license of intellectual property, failure to obtain valid and subsisting rights to use the third-party intellectual property necessary for the purpose of carrying out the Principal Business.

8.3.    Default Damages. Provided all conditions in Section 6 have been satisfied or waived by the Investors, in case that any of the Investors fails to pay the Purchase Price pursuant to the terms and conditions herein and such failure is not cured within thirty (30) Business Days after such payment obligation is due, a penalty in the amount of 15% of the Purchase Price shall be paid by such Investor to the Company, beside which the Investor shall not be liable for any other indemnification obligation. For the avoidance of any doubt, if the Investor fails to pay the Purchase Price in accordance with terms and conditions hereof for any reason not attributable to such Investor, no penalty shall be incurred thereby.

8.4.     Termination. This Agreement may be terminated at any time by the written mutual agreement by all the Parties hereto. If the Closing does not occur by September 30, 2018 (“Long Stop Date”), this Agreement may be terminated by either the Warrantors or any of the Investors (with respect to such Investor only). If there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any Investor or the Company, respectively, and such breach, if curable, has not been cured within thirty (30) days of such notice, this Agreement may be terminated by either the Company, on the one hand, or such Investor, on the other hand, with respect to such Investor only, by written notice to the other.

8.5.    Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby.

8.6.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Warrantors without the written consent of the Investor. Notwithstanding the foregoing, each Investor has the right to assign its rights or obligations hereunder, including but not limited to the rights to purchase the Series C Preferred Shares to a bona fide third party.

8.7.    Entire Agreement. The Transaction Documents, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms. Upon execution of this Agreement, the certain term sheets entered into prior to the date hereof, among the Company, the Founder, the Founders Holdco, and respectively with each Investor shall automatically terminate.

8.8.    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule IV hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule IV; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule IV with next- business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.8 by giving, the other party written notice of the new address in the manner set forth above.

8.9.    Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all parties hereto.

8.10.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

8.11.    Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to sections and exhibits herein are to sections and exhibits of this Agreement.

8.12.     Counterparts. This Agreement may be executed and delivered by facsimile, telecopy, portable document format (“pdf”) (or other electronically transmitted) signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.13.    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.14.    Confidentiality and Non-Disclosure.

(a)    Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b)    Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investor, employees, investment bankers, lenders, partners, accountants, attorneys and Affiliates to the extent reasonably required, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(c)    Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 8.14, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(d)    Other Information. The provisions of this Section 8.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

8.15.    Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.16.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong S.A.R. of the People’s Republic of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

8.17.    Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days of the commencement of such negotiations, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect at the time of the arbitration, which rules are deemed to be incorporated by reference in this Section 8.17. The arbitration tribunal shall consist of one (1) arbitrator to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

8.18.    Costs. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses relating to the transaction contemplated in this Agreement. If the investment contemplated by this Agreement is achieved, the Company shall reimburse the Investors for the relevant costs of legal, financial and commercial due diligence and transaction document preparation, pursuant to the course of the investment, provided that, the total amount reimbursed by the Company to all Investors shall not exceed RMB 800,000 or equivalent amount in USD (“Reimbursement Cap”). Any reimbursement exceeds the Reimbursement Cap, is allocated to all Investors in proportion to their investment contribution. If the transactions contemplated hereunder and under the other Transaction Documents is not consummated pursuant to this Agreement, the Company and each Investor shall bear its own relevant costs and expenses.

8.19.    Definition. In this Agreement, unless the context otherwise requires, capitalized words and expressions have the meanings as set forth in the Shareholders Agreement.

8.20.    Independent Investors. Each Investor shall, severally and not jointly enjoy the rights and undertake the obligations provided hereunder and in other Transaction Documents. Any Investor’s reluctance to exercise rights or failure to perform obligations shall not constitute an impediment or adverse interference on the other Investors with regard to their respective rights or obligations, and any consequence or liability arisen from such reluctance or failure shall be borne by such Investor and such Investor alone.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

I-MAB

/s/ I-MAB

HK SUBSIDIARY:

I-MAB BIOPHARMA HONGKONG LIMITED

/s/ I-MAB BIOPHARMA HONGKONG LIMITED

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PRC SUBSIDIARY

I-MAB BIO-TECH (TIANJIN) CO., LTD.

(天境生物技术（天津）有限公司 )

(Official chop)

/s/ I-MAB BIO-TECH (TIANJIN) CO., LTD.

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOUNDERS:

By:	/s/ ZANG JINGWU ZHANG
Name:	ZANG JINGWU ZHANG

By:	/s/ QIAN, Lili
Name:	QIAN, Lili

By:	/s/ WANG, Zhengyi
Name:	WANG, Zhengyi

By:	/s/ FANG, Lei
Name:	FANG, Lei

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOUNDERS HOLDCO:

Mabcore Limited

/s/ Mabcore Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Fortune Eight Jogging Limited

/s/ Fortune Eight Jogging Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

C-Bridge II Investment Seven Limited

/s/ C-Bridge II Investment Seven Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

HH IMB Holdings Limited

/s/ HH IMB Holdings Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Ally Bridge LB Precision Limited

/s/ Ally Bridge LB Precision Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Marvey Investment Company Limited

/s/ Marvey Investment Company Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Ally Bridge LB-Sunshine Limited

/s/ Ally Bridge LB-Sunshine Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Parkway Limited

/s/ Parkway Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Casiority H Limited

/s/ Casiority H Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Mab Health Limited

/s/ Mab Health Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

Tasly International Capital Limited

/s/ Tasly International Capital Limited

SIGNATURE PAGE TO SERIES C SHARE PURCHASE AGREEMENT

SCHEDULE I

SCHEDULE OF FOUNDERS

[***]

SCHEDULE I

SCHEDULE II

[***]

SCHEDULE II

SCHEDULE III

[***]

SCHEDULE III

SCHEDULE IV

NOTICES

[***]

SCHEDULE IV

SCHEDULE V

DISCLOSURE SCHEDULE

[***]

SCHEDULE V

EXHIBIT A

FORM OF RESTATED ARTICLES

[***]

EXHIBIT B

FORM OF THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

[***]

EXHIBIT C

LIST OF KEY EMPLOYEES

[***]

EXHIBIT D

LIST OF CORE PRODUCTS

[***]